EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-122993 on Form S-4 of our report dated February 21, 2005, relating to the consolidated financial statements and consolidated financial statement schedules of Renaissance Learning, Inc., and to management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Renaissance Learning, Inc. for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
April 29, 2005